State of Florida

IN GOD WE TRUST

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on June 7, 2010, to Articles of Incorporation for FIRST COMMUNITY BANK CORPORATION OF AMERICA, a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H10000131555. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P95000046143.

Authentication Code: 410A00014134-060810-P95000046143-1/1

GREAT SEAL OF THE STATE OF FLORIDA

IN GOD WE TRUST

Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capital, this the Eighth day of June, 2010

Dawn K. Roberts

Dawn K. Roberts

Secretary of State

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ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

FIRST COMMUNITY BANK CORPORATION OF AMERICA

Pursuant to the provisions of Section 607.1003, Florida Statutes, First Community Bank Corporation of America (the “Corporation”) has adopted the following Articles of Amendment to its Articles of Incorporation.

FIRST: The name of the Corporation is: “First Community Bank Corporation of America.”

SECOND: On March 15, 2010, and May 17, 2010, respectively, the board of directors and the shareholders of the Corporation approved an increase in the number of authorized shares of capital stock of the Corporation from 22,000,000 shares, consisting of 20,000,000 shares of common stock and 2,000,000 shares of preferred stock, to 42,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock and 2,000,000 shares of preferred stock.

THIRD: In connection with such action, the board of directors and the shareholders of the Corporation approved and adopted the following amendment to the Articles of Incorporation of the Corporation:

“Article III of the Amended and Restated Articles of Incorporation of the Corporation be and hereby is deleted in its entirety and, in lieu thereof, the following article is adopted, approved and ratified:

ARTICLE III

CAPITAL STOCK

The Corporation shall have authority to issue 42,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:

A. Common Stock. One class shall consist of 40,000,000 shares of common stock of $.05 par value, designated “Common Stock.” Each share shall have the same relative rights and be identical in all respects with every other share of Common Stock. The holders of Common Stock are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of Common Stock is entitled to one vote per share. The Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

B. Preferred Stock. One class shall consist of 2,000,000 shares of preferred stock of $.01 par value, designated “Preferred Stock.” The Board of Directors of the Corporation shall be empowered to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established in accordance with Section 607.0602 of the Florida Business Corporation Act, including:

(i) the distinctive designation of such series and the number of shares which shall constitute such series;

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(ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series;

(iii) the time or times when and the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, If any, for the purchase or redemption of such shares;

(iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether all or a portion is paid before any amount is paid on the Common Stock;

(v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(vi) whether the shares of such series have voting rights and the extent of such voting rights, if any.

The Board of Directors shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

The Board of Directors has previously designated 10,685 shares of the Preferred Stock as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” and 720,000 shares of Preferred Stock as 10% Cumulative Convertible Perpetual Preferred Stock, Series B,” and has fixed and determined the relative rights and preferences of the shares of such series in accordance with Section 607.0602 of the Florida Business Corporation Act, and nothing herein is intended to alter or amend any of the provisions of the Articles of Amendment relating to the establishment of such series.

FOURTH: The number of votes cast by the shareholders of the Corporation for the approval and adoption of the foregoing amendment was sufficient for approval.

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation executed these Articles of Amendment on this 17TH day of May, 2010.

FIRST COMMUNITY BANK CORPORATION OF AMERICA

Kenneth P. Cherven
President and Chief Executive Officer

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